UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                                     0-1744
                                ----------------
                                (SEC FILE NUMBER)

                                    022909105
                                ----------------
                                 (CUSIP Number)


[X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR
[ ] Form N-CSR

      For Period Ended:   _______________
      [  ]  Transition Report on Form 10-K
      [  ]  Transition Report on Form 20-F
      [  ]  Transition Report on Form 11-K
      [  ]  Transition Report on Form 10-Q
      [  ]  Transition Report on Form N-SAR
      For the Transition Period Ended:__________________________
--------------------------------------------------------------------------------

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
--------------------------------------------------------------------------------

      Ambassador Food Services Corporation
--------------------------------------------------------------------------------
Full Name of Registrant

      Not Applicable
--------------------------------------------------------------------------------
Former Name if Applicable

      5-30 54th Avenue
--------------------------------------------------------------------------------
Address of Principal Executive Officer (Street and Number)

      Long Island City, NY 11101
--------------------------------------------------------------------------------
(City, State and Zip Code)

--------------------------------------------------------------------------------
PART II - RULES 12b-25(b) AND (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

--------------------------------------------------------------------------------
PART III - NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      During August 2003, the Company experienced changes in its accounting and financial personnel responsible for the preparation of the Form 10-KSB. Due to the time needed for newly assigned personnel to become familiar with the company's operations and financial information as necessary to complete the Form 10-KSB, the Company is unable to complete the Form 10-KSB by the filing deadline of August 27, 2003 without unreasonable effort or expense.

--------------------------------------------------------------------------------
PART IV - OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification.

           Dr.Robert Laudicina                  718         361-2512
                                                201         306-2036
           -------------------------         -----------------------------
           (Name)                            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s)            [ X ] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                    [   ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
--------------------------------------------------------------------------------

               Ambassador Food Services Corporation
               ------------------------------------
           (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 26, 2003                          By:     /s/ Robert Laudicina
                                                      --------------------------
                                               Name:  Robert Laudicina
                                               Title: President